Exhibit 99.1

American Oriental Bioengineering Inc.
Receives NYSE notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

Jersey City, NJ (September 27, 2011) —American Oriental Bioengineering, Inc. (NYSE: AOB) (the "Company") today announced that the New York Stock Exchange (the “NYSE”) has notified the Company that the Company has fallen below the NYSE’s continued listing standard that requires a minimum average closing price of $1.00 per share over 30 consecutive trading days.

Under NYSE rules, the Company has six months from receipt of the notice to cure the deficiency by regaining compliance with the minimum share price requirement.  Subject to compliance with the NYSE’s other continued listing requirements, the Company’s common stock will continue to be listed and trade on the NYSE during the six month cure period.

Under NYSE rules, the Company has ten business days following receipt of the notice, which will be October 5, 2011, to respond by letter to the NYSE and indicate its intention to cure this deficiency, or, the Company will be subject to suspension and delisting procedures by the NYSE.  The Company is currently looking at all of the options available with respect to curing this deficiency and intends to send a letter to the NYSE within this timeframe.

The Company can regain compliance during, and until the expiration of the six month cure period, if on the last trading day of any calendar month the Company has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month..  If the Company takes an action to regain compliance that would require approval by its stockholders, the Company must obtain such approval by no later than its  next annual meeting of stockholders and must implement the action promptly thereafter.  The condition will be deemed cured if the price promptly exceeds $1.00 per share, and the price remains above the level for at least the following 30 trading days. If the Company fails to regain compliance in the manner described, the NYSE will commence suspension and delisting procedures.

 The Company’s business operations, Securities and Exchange Commission reporting requirements and debt obligations are not affected by the receipt of the NYSE notification.

About American Oriental Bioengineering, Inc.
American Oriental Bioengineering, Inc. is a pharmaceutical company dedicated to improving health through the development, manufacture and commercialization of a broad range of prescription and over the counter products.

Safe Harbor Statement
Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  The economic, competitive, governmental, technological and other factors identified in the Company's filings with the Securities and Exchange Commission, may cause actual results or events to differ materially from those described in the forward looking statements in this press release.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

Contact:
Hong Zhu
646- 367-1765